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                                             Filed Pursuant to Rule 424(b)(3)
                                               Registration File No.: 333-73405


PROSPECTUS DATED MARCH 12, 1999                    PRICING SUPPLEMENT NO. 19 TO
PROSPECTUS SUPPLEMENT                      REGISTRATION STATEMENT NO. 333-73405
DATED APRIL 15, 1999                                           DECEMBER 3, 1999
                                                                 RULE 424(B)(3)

                       Donaldson, Lufkin & Jenrette, Inc.
                                MEDIUM-TERM NOTES
                   Due Nine Months or More from Date of Issue


The Medium-Term Notes, as further described below and in the Prospectus Supplement under Description Notes, will bear interest from the date of issuance until the principal amount thereof is paid or made available for payment at the rate set forth below.

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

Principal Amount:                   $ 50,000,000               Optional Conversion:              N / A

Price To Public:                       100.0000 %              Optional Repayment Date:          Non-Call / Life
Underwriting Discount:                    .2500 %
Proceeds To Issuer:                     99.7500 %              Business Day Jurisdiction:        New York, London

Settlement Date                     December 8, 1999           Initial Redemption                N / A
(Original Issue Date):                                         Percentage:

Specified Currency:                 US Dollars                 Initial Redemption Date:          N / A

Authorized Denomination:            $1,000                     Annual Redemption                 N / A
                                                               Percentage Reduction:

Maturity Date:                      December 10, 2001          Book Entry Note or                B / E
                                                               Certificated Note:
Interest Rate:                      1month USD Libor + 33
                                    basis points

Interest Payment Dates:             Monthly, 10th day of       Total Amount of OID:              N / A
                                    each month or as
                                    modified

Interest Determination Date:        2 business days prior      Day Count:                        Act/360
                                    to the Interest Payment
                                    Dates
                                                               CUSIP:                            25766CBM5
First Interest Date:                January 10, 2000

Paying Agent:                       The Chase Manhattan Bank

Settlement:                         DTC#: 443

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Capitalized terms not defined above have the meanings given to such terms in the accompanying Prospectus Supplement.

                          DONALDSON, LUFKIN & JENRETTE
                             SECURITIES CORPORATION